    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _______ __, 2000
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                   ----------

                              NEOTHERAPEUTICS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

                                   ----------

            DELAWARE                                              93-079187
(State or Other Jurisdiction of                               (I.R.S. Employer
 Incorporation or Organization)                              Identification No.)

                                   ----------

                              157 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 788-6700

               (Address, Including Zip Code and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                                   ----------

                             ALVIN J. GLASKY, PH.D.
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              157 TECHNOLOGY DRIVE
                            IRVINE, CALIFORNIA 92618
                                 (949) 788-6700
            (Name, Address, Including Zip Code and Telephone Number,
                   Including Area Code, of Agent for Service)

                                   ----------

                                   Copies to:

                                   ----------

                              Alan W. Pettis, Esq.
                                Latham & Watkins
                     650 Town Center Drive, Twentieth Floor
                          Costa Mesa, California 92626
                                 (714) 540-1235

                                   ----------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                                 ---------------

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box [ ]

                                                 CALCULATION OF REGISTRATION FEE
===============================================================================================================================
                                           AMOUNT TO            PROPOSED MAXIMUM          PROPOSED MAXIMUM           AMOUNT OF
       TITLE OF SECURITIES                     BE              OFFERING PRICE PER             AGGREGATE            REGISTRATION
         TO BE REGISTERED                REGISTERED(1)                SHARE                OFFERING PRICE               FEE
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.001 per
share                                       500,000 shares        $10.84375(2)               $5,421,875              $1,431.38
-------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of closing warrants                125,000               $17.50(3)                  $2,187,500              $  577.50
-------------------------------------------------------------------------------------------------------------------------------
Common Stock issuable upon
exercise of finder's warrants                35,000               $17.50(4)                  $  612,500              $  161.70
-------------------------------------------------------------------------------------------------------------------------------
Total                                       660,000                                          $8,221,875              $2,170.58
-------------------------------------------------------------------------------------------------------------------------------

(1) In the event of a stock split, stock dividend, or similar transaction involving the Company's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act.

(2) The offering price is estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) using the average of the high and low price reported by the Nasdaq National Market for the common stock on May 31, 2000, which was approximately $10.84375 per share.

(3) The exercise price of the closing warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

(4) The exercise price of the finder's warrants, used for the purpose of calculating the amount of the registration fee in accordance with Rule 457(g) under the Securities Act.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

                             UP TO 660,000 SHARES OF

                              NEOTHERAPEUTICS, INC.

                                  COMMON STOCK

     Our common stock is traded on the Nasdaq National Market under the symbol "NEOT." On May 31, 2000, the closing price of our common stock was $11.25.

     This prospectus relates to the sale of up to 660,000 shares of our common stock by the Royal Canadian Growth Fund and Dlouhy Investments Inc. We will not receive any of the proceeds from the sale of these shares.

     INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 1.

                             ----------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------

              The date of this prospectus is __________ __, 2000.

                                TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----

ABOUT NEOTHERAPEUTICS..........................................................1
RISK FACTORS...................................................................1
FORWARD-LOOKING STATEMENTS.....................................................6
ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS...........................7
USE OF PROCEEDS................................................................7
SELLING STOCKHOLDERS...........................................................7
PLAN OF DISTRIBUTION...........................................................8
LEGAL MATTERS..................................................................9
EXPERTS........................................................................9
LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
  INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...............................9
WHERE YOU CAN FIND MORE INFORMATION............................................9

                              ABOUT NEOTHERAPEUTICS

     NeoTherapeutics, Inc. is a development stage biopharmaceutical company engaged in the discovery and development of novel therapeutic drugs intended to treat neurological and psychiatric diseases and conditions, such as memory deficits associated with Alzheimer's disease and aging, stroke, spinal cord injuries, Parkinson's disease, migraine, depression and obesity. Our lead product candidate, Neotrofin(TM) (AIT-082, leteprinim potassium), and other compounds under development, are based on our patented technology. This technology uses small synthetic molecules to create non-toxic compounds, intended to be administered orally or by injection, that are capable of passing through the blood-brain barrier to rapidly act upon specific target cells in specific locations in the central nervous system, including the brain. Animal and laboratory tests have shown that Neotrofin(TM) appears to selectively increase the production of certain neurotrophic factors, a type of large protein, in selected areas of the brain and in the spinal cord. These neurotrophic factors regulate nerve cell growth and function. Our technology has been developed to capitalize on the beneficial effects of these proteins, which have been widely acknowledged to be closely involved in the early formation and differentiation of the central nervous system. We believe that Neotrofin(TM) could have therapeutic and regenerative effects.

     We were incorporated in Colorado in December 1987 and reincorporated in Delaware in June 1997. Our executive offices are located at 157 Technology Drive, Irvine, California 92618. Our telephone number is (949) 788-6700. Our web site address is www.neotherapeutics.com. Information contained in our web site does not constitute part of this prospectus.

                                  RISK FACTORS

     Your investment in our common stock involves a high degree of risk. You should consider the risks described below and the other information contained in this prospectus carefully before deciding to invest in our common stock. If any of the following risks actually occur, our business, financial condition and operating results would be harmed. As a result, the trading price of our common stock could decline, and you could lose a part or all of your investment.

OUR LOSSES WILL CONTINUE TO INCREASE AS WE EXPAND OUR DEVELOPMENT EFFORTS, AND OUR EFFORTS MAY NEVER RESULT IN PROFITABILITY.

     Our cumulative losses during the period from our inception in 1987 through March 31, 2000 were approximately $59.1 million, almost all of which consisted of research and development and general and administrative expenses. We lost approximately $6.2 million in 1997, $11.6 million in 1998, $26.0 million in 1999 and approximately $9.3 million for the three months ended March 31, 2000. We expect our losses to increase in the future as we expand our clinical trials and increase our research and development activities. We currently do not sell any products and we may never achieve significant revenues or become profitable. Even if we eventually generate revenues from sales, we nevertheless expect to incur significant operating losses over the next several years.

OUR POTENTIAL DRUG PRODUCTS ARE IN AN EARLY STAGE OF CLINICAL AND PRECLINICAL DEVELOPMENT AND MAY NOT PROVE SAFE OR EFFECTIVE ENOUGH TO OBTAIN REGULATORY APPROVAL TO SELL ANY OF THEM.

     We currently are testing our first potential drug product in human clinical trials. Our other proposed products are in preclinical development. We cannot be certain that our proposed products will prove to be safe or effective in treating disorders of the central nervous system or any other diseases. All of our potential drugs will require additional research and development, testing and regulatory clearances before we can sell them. We cannot be certain that we will receive regulatory approval to sell any of our potential drugs. We do not expect to have any products commercially available for at least two years.

IF WE ARE UNABLE TO OBTAIN SUBSTANTIAL ADDITIONAL FUNDING ON ACCEPTABLE TERMS, WE MAY HAVE TO DELAY OR ELIMINATE ONE OR MORE OF OUR DEVELOPMENT PROGRAMS.

     We currently are spending cash at a rate in excess of $3.0 million per month, and we expect this rate of spending to continue for at least the next 12 months. We believe that our existing cash and capital resources, including the equity and debt financings obtained of approximately $8 million in February 2000, $10 million in April 2000, and $7 million in May 2000, plus the commitment of certain investors to fund up to an additional $20 million, subject to certain restrictions, in the form of either convertible debentures and/or the sale of stock issued in connection with the exercise of redeemable warrants, will satisfy our current funding requirements for at least the next twelve months.

     We expect that we will need a minimum of $90 million to complete development and clinical trials of Neotrofin(TM), our lead drug candidate, before we will be able to submit it to the Food and Drug Administration for approval for commercial sale. Our capital requirements will depend on many factors, including:

     o    the progress of preclinical and clinical testing;

     o    the time and cost involved in obtaining regulatory approvals; and

     o our ability to establish collaborative and other arrangements with third parties, such as licensing and manufacturing agreements.

     We expect to seek additional funding through public or private financings or collaborative or other arrangements with third parties. We may not obtain additional funds on acceptable terms, if at all. If adequate funds are not available, we will have to delay or eliminate one or more of our development programs.

COMPETITION FOR PATIENTS IN CONDUCTING CLINICAL TRIALS AND EXTENSIVE REGULATIONS GOVERNING THE CONDUCT OF CLINICAL TRIALS MAY PREVENT OR DELAY APPROVAL OF A DRUG CANDIDATE AND STRAIN OUR LIMITED FINANCIAL RESOURCES.

     Many pharmaceutical companies are conducting clinical trials in patients with Alzheimer's disease. As a result, we must compete with them for clinical sites, physicians and the limited number of patients with Alzheimer's disease who fulfill the stringent requirements for participation in clinical trials. This competition may increase costs of our clinical trials and delay the introduction of our potential products.

ANY FAILURE TO COMPLY WITH EXTENSIVE GOVERNMENTAL REGULATION COULD PREVENT PRODUCT APPROVAL OR CAUSE GOVERNMENTAL AUTHORITIES TO DISALLOW OUR PRODUCTS AFTER APPROVAL AND SUBJECT US TO CRIMINAL OR CIVIL LIABILITIES.

     The U.S. Food and Drug Administration, or FDA, and comparable agencies in foreign countries impose many requirements on the introduction of new drugs through lengthy and detailed clinical testing procedures, and other costly and time consuming compliance procedures. These requirements make it difficult to estimate when Neotrofin(TM) or any other potential product will be available commercially, if at all.

     Our proprietary compounds will require substantial clinical trials and FDA review as new drugs. Even if we successfully enroll patients in our clinical trials, patients may not respond to our potential drug products. We think it is prudent to expect setbacks. Failure to comply with the regulations applicable to such testing may delay, suspend or cancel our clinical trials, or the FDA might not accept the test results. The FDA or other regulatory agency may suspend clinical trials at any time if it concludes that the trials expose subjects participating in such trials to unacceptable health risks. Further, human clinical testing may not show any current or future product candidate to be safe and effective or the data derived therefrom may be unsuitable for submission to the FDA or other regulatory agency.

     We cannot predict with certainty when we might submit any of our proposed products currently under development for regulatory review. Once we submit a proposed product for review, the FDA or other regulatory agencies may not issue their approvals on a timely basis, if at all. If we are delayed or fail to obtain such approvals, our business may be damaged. If we fail to comply with regulatory requirements, either prior to approval or in marketing our products after approval, we could be subject to regulatory or judicial enforcement actions. These actions could result in:

     o    product recalls or seizures;

     o    injunctions;

     o    civil penalties;

     o    criminal prosecution;

     o    refusals to approve new products and withdrawal of existing approvals;
          and

     o    enhanced exposure to product liabilities.

THE LOSS OF KEY RESEARCHERS OR MANAGERS COULD HINDER OUR DRUG DEVELOPMENT PROCESS SIGNIFICANTLY AND MIGHT CAUSE OUR BUSINESS TO FAIL.

     Our success depends upon the contributions of our key management and scientific personnel, especially Dr. Alvin Glasky, our Chief Executive Officer and Chief Scientific Officer. Our loss of the services of Dr. Glasky or any other key personnel could delay or preclude us from achieving our business objectives. Although we currently have key-man life insurance on Dr. Alvin Glasky in the face amount of $2 million, the loss of Dr. Glasky's services would damage our research and development efforts substantially.

     We also will need substantial additional expertise in finance and marketing and other areas in order to achieve our business objectives. Competition for qualified personnel among biotechnology and pharmaceutical companies is intense, and the loss of key personnel, or the inability to attract and retain the additional skilled personnel required for the expansion of our business, could damage our business.

IF WE CANNOT PROTECT OR ENFORCE OUR INTELLECTUAL PROPERTY RIGHTS ADEQUATELY, THE VALUE OF OUR RESEARCH COULD DECLINE AS OUR COMPETITORS APPROPRIATE PORTIONS OF OUR RESEARCH.

     We actively pursue patent protection for our proprietary products and technologies. We hold four U.S. patents and currently have nine U.S. patent applications pending. In addition, we have numerous foreign patents issued and patent applications pending corresponding to our U.S. patents. However, our patents may not protect us against our competitors. We may have to file suit to protect our patents or to defend our use of our patents against infringement claims brought by others. Because we have limited cash resources, we may not be able to afford to pursue or defend against litigation in order to protect our patent rights.

     We also rely on trade secret protection for our unpatented proprietary technology. However, trade secrets are difficult to protect. While we enter into proprietary information agreements with our employees and consultants, these agreements may not successfully protect our trade secrets or other proprietary information.

WE ARE A SMALL COMPANY RELATIVE TO OUR PRINCIPAL COMPETITORS AND OUR LIMITED FINANCIAL AND RESEARCH RESOURCES MAY LIMIT OUR ABILITY TO DEVELOP AND MARKET NEW PRODUCTS.

     Many companies, both public and private, including well-known pharmaceutical companies, are developing products to treat Alzheimer's disease and certain of the other applications we are pursuing. Most of these companies have substantially greater financial, research and development, manufacturing and marketing experience and resources than we do. As a result, our competitors may develop additional drugs that are more effective or less costly than any drug which we may develop.

OUR MANAGEMENT HAS LIMITED MANUFACTURING AND MARKETING EXPERIENCE AND MAY BE UNABLE TO MANAGE OUR GROWTH OR MANUFACTURE AND MARKET OUR PRODUCTS SUCCESSFULLY.

     To date, we have engaged exclusively in the development of pharmaceutical technology and products. Our management has substantial experience in pharmaceutical company operations, but has limited experience in manufacturing or procuring products in commercial quantities or in marketing pharmaceutical products. Our management has only limited experience in negotiating, establishing and maintaining strategic relationships, conducting clinical trials and other later-stage phases of the regulatory approval process.

     If we receive FDA approval of any of our potential products, we may decide to establish a commercial-scale manufacturing facility for our lead product candidate Neotrofin(TM). The establishment of such a facility will require substantial additional funds and personnel, and we will need to comply with extensive regulations applicable to such a facility. These requirements and the associated growth would strain our existing management and operations. Our ability to manage such growth depends upon the ability of our officers and key employees to:

     o    broaden our management team;

     o    develop additional expertise among existing management personnel;

     o    attract, hire and retain skilled employees; and

     o implement and improve our operational, management information and financial control systems.

FAILURE TO OBTAIN ADEQUATE REIMBURSEMENT FROM GOVERNMENT HEALTH ADMINISTRATION AUTHORITIES, PRIVATE HEALTH INSURERS AND OTHER ORGANIZATIONS COULD MATERIALLY ADVERSELY AFFECT OUR FUTURE BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

     Our ability to market and sell our products will depend in part on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Third party payers are increasingly challenging the price of medical products and services.

     Significant uncertainty exists as to the reimbursement statements of newly approved health care products. We cannot be certain that any products approved for marketing will be considered cost effective or that reimbursement will be available or that allowed reimbursement will be adequate. In addition, payers' reimbursement policies could adversely affect our ability to sell our products on a profitable basis.

HOLDERS OF OUR CONVERTIBLE DEBENTURES AND CLASS B WARRANTS COULD ENGAGE IN SHORT SELLING TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THE CONVERTIBLE DEBENTURES AND DECREASE THE EXERCISE PRICE OF THE CLASS B WARRANTS. IF THIS OCCURS, THE MARKET PRICE OF OUR COMMON STOCK MAY DECLINE.

         We have outstanding convertible debentures in the principal amount of $10,000,000 which are convertible at the option of the holder at the lesser of $20.25 per share or 101% of the average of the ten lowest closing bid prices of our common stock in the previous thirty trading days. Consequently, the number of shares of common stock issuable upon conversion of the convertible debentures varies with the market price of our common stock. A greater number of shares of common stock are issuable the lower the price of our common stock. Increased sales volume of our common stock could put downward pressure on the market price of the shares. This fact could encourage holders of the convertible debentures to sell short our common stock prior to conversion of the convertible debentures, thereby potentially causing the market price to decline and a greater number of shares to be issued. The holders of the convertible debentures could then convert their convertible debentures and use the shares of common stock received upon conversion to cover their short positions. The holders of the convertible debentures could thereby profit by the decline in the market price of the common stock caused by their short selling. We also have outstanding Class B Warrants to purchase up to 4 million shares of our common stock which have an exercise price if we deliver a redemption notice equal to the lesser of $33.75 per share (subject to adjustment for stock splits, reverse splits and combinations) and 97% of the closing bid price of our common stock on the trading day after the redemption notice is delivered. This fact would give the holders of our Class B Warrants incentive to sell short our common stock after receipt of a redemption notice, which could cause the market price to decline. The holders of the Class B Warrants could then exercise their Class B Warrants and use the shares of common stock received upon exercise to cover their short positions and thereby profit by the decline in the market price of the common stock caused by their short selling.

THE TRADING PRICE OF OUR COMMON STOCK AND THE TERMS OF OUR CONVERTIBLE DEBENTURES AND CLASS B WARRANTS MUST COMPLY WITH THE LISTING REQUIREMENTS OF THE NASDAQ NATIONAL MARKET OR WE COULD BE DELISTED AND THE LIQUIDITY OF OUR COMMON STOCK WOULD DECLINE.

     Our common stock is listed on the Nasdaq National Market. To remain listed on this market, we must meet Nasdaq's listing maintenance standards and abide by Nasdaq's rules governing listed companies. If the price of our common stock falls below $1.00 per share for an extended period, or if we fail to meet other Nasdaq standards or violate Nasdaq rules, our common stock could be delisted from the Nasdaq National Market.

     Nasdaq has established certain rules regarding the issuance of "future priced securities." These rules may apply to our convertible debentures because the number of shares of our common stock issuable upon conversion of the debentures is based on a future price of our common stock. In addition, the exercise price of our Class B Warrants is based in part upon a future price of our common stock, and may be less than the greater of book value or market value. Nasdaq's concerns regarding our convertible debentures and Class B Warrants may include the following:

     Stockholders must approve significant issuances of listed securities at a discount to market or book value. Nasdaq rules prohibit an issuer of listed securities from issuing 20% or more of its outstanding capital stock at less than the greater of book value or then current market value without obtaining prior stockholder consent. We did not obtain stockholder consent prior to issuing the convertible debentures or the Class B Warrants. We are seeking approval of these transactions at our annual stockholders meeting, to be held on June 12, 2000. There can be no assurance that our stockholders will vote to approve these transactions.

     Public interest concerns. Nasdaq may terminate the listing of a security if necessary to prevent fraudulent and manipulative acts and practices or to protect investors and the public interest. With respect to future priced securities, Nasdaq has indicated that it may delist a security if the returns with respect to the future priced security become excessive compared to the returns being earned by public investors in the issuer's securities.

     Furthermore, certain requirements for continued listing, such as the $1.00 minimum bid price requirement, are outside of our control. Accordingly, there is a risk that Nasdaq may delist our common stock.

     If our common stock is delisted, we likely would seek to list our common stock on the Nasdaq SmallCap Market or for quotation on the American Stock Exchange or a regional stock exchange. However, listing or quotation on such market or exchange could reduce the market liquidity for our common stock. If our common stock were not listed or quoted on another market or exchange, trading of our common stock would be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities or in what are commonly referred to as the "pink sheets." As a result, an investor would find it more difficult to dispose of, or to obtain accurate quotations for the price of, our common stock. In addition, delisting from the Nasdaq National Market and failure to obtain listing or quotation on such other market or exchange would subject our securities to so-called "penny stock" rules. These rules impose additional sales practice and market-making requirements on broker-dealers who sell and/or make a market in such securities. Consequently, if our common stock is delisted from the Nasdaq National Market and we fail to obtain listing or quotation on another market or exchange, broker-dealers may be less willing or able to sell and/or make a market in our common stock and purchasers of our common stock may have more difficulty selling their securities in the secondary market. In either case, the market liquidity of our common stock would decline.

THERE ARE A SUBSTANTIAL NUMBER OF SHARES OF OUR COMMON STOCK ELIGIBLE FOR FUTURE SALE IN THE PUBLIC MARKET. THE SALE OF THESE SHARES COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO FALL.

     There were 10,065,652 shares of our common outstanding as of May 31, 2000. In addition, security holders held options and warrants as of May 31, 2000 which, if exercised, would obligate us to issue up to an additional 5,591,687 shares of common stock. A substantial number of those shares, when we issue them upon exercise, will be available for immediate resale in the public market. In addition, we have the ability to sell up to approximately 637,000 additional shares of our common stock to a private investor that will be eligible for immediate resale in the public market. Furthermore, with respect to the convertible debenture and warrant financing that closed in April 2000, approximately 714,285 shares will become eligible for resale upon conversion of the convertible debenture, assuming the price of our common stock is approximately $14 per share, which number of shares would increase if our stock price were less. In addition up to 4 million shares issued upon exercise of Class B Warrants will be eligible for immediate resale in the public market. The market price of our common stock could fall as a result of such resales.

DILUTIVE AND OTHER EFFECTS OF FUTURE EQUITY ISSUANCES

     If we issue equity securities, such issuances may have a dilutive impact on our other stockholders. Additionally, such issuances would cause our net income
(loss) per share to decrease (increase) in future periods. As a result, the market price of our common stock could drop. In addition, if we issue common stock under our Equity Line Agreement, it will be issued at a discount to its then-prevailing market price. These discounted sales could cause the market price of our common stock to drop.

RISK OF PRODUCT LIABILITY

     Although we currently carry product liability insurance, it is possible that the amounts of such coverage will be insufficient to protect us from future claims. Further, we cannot be certain that we will be able to obtain or maintain additional insurance on acceptable terms for our clinical and commercial activities or that such additional insurance would be sufficient to cover any potential product liability claim or recall. Failure to maintain sufficient insurance coverage could have a material adverse effect on our business and results of operations.

THE USE OF HAZARDOUS MATERIALS IN OUR RESEARCH AND DEVELOPMENT EFFORTS IMPOSES CERTAIN COMPLIANCE COSTS ON US AND MAY SUBJECT US TO LIABILITY FOR CLAIMS ARISING FROM THE USE OR MISUSE OF THESE MATERIALS.

     Our research and development efforts involve the use of hazardous materials. We are subject to federal, state and local laws and regulations governing the storage, use and disposal of such materials and certain waste products. We believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by federal, state and local regulations. However, we cannot completely eliminate the risk of accidental contamination or injury from these materials. If there was an accident, we could be held liable for any damages that result. Such liability could exceed our resources. We may incur substantially increased costs to comply with environmental regulations if we develop our own commercial manufacturing facility.

THE MARKET PRICE AND VOLUME OF OUR COMMON STOCK FLUCTUATES SIGNIFICANTLY AND COULD RESULT IN SUBSTANTIAL LOSSES FOR INDIVIDUAL INVESTORS.

     The stock market from time to time experiences significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These broad market fluctuations may cause the market price of our common stock to drop. In addition, the market price of our common stock is highly volatile. Factors that may cause the market price of our common stock to drop include fluctuations in our results of operations, timing and announcements of our technological innovations or new products or those of our competitors, FDA and foreign regulatory actions, developments with respect to patents and proprietary rights, public concern as to the safety of products developed by us or others, changes in health care policy in the United States and in foreign countries, changes in stock market analyst recommendations regarding our common stock, the pharmaceutical industry generally and general market conditions. In addition, the market price of our common stock may drop if our results of operations fail to meet the expectations of stock market analysts and investors.

OUR DIRECTORS AND EXECUTIVE OFFICERS OWN A SUBSTANTIAL PERCENTAGE OF OUR COMMON STOCK. THEIR OWNERSHIP COULD ALLOW THEM TO EXERCISE SIGNIFICANT CONTROL OVER CORPORATE DECISIONS AND TO IMPLEMENT CORPORATE ACTS THAT ARE NOT IN THE BEST INTERESTS OF OUR STOCKHOLDERS AS A GROUP.

     Our directors and executive officers beneficially own approximately 17.3% of our outstanding common stock as of May 31, 2000. In addition, Montrose Investments Ltd. and Strong River Investments, Inc. have agreed that they will vote any and all shares of our common stock that they own as recommended by our board of directors in any meeting of our stockholders. Therefore, our directors and executive officers, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combination transactions. This concentration of ownership and voting control may discourage or prevent someone from acquiring our business.

EFFECT OF CERTAIN CHARTER AND BYLAWS PROVISIONS

     Certain provisions of our Certificate of Incorporation and Bylaws may make it more difficult for someone to acquire control of us. These provisions may make it more difficult for stockholders to take certain corporate actions and could delay or prevent someone from acquiring our business. These provisions could limit the price that certain investors might be willing to pay for shares of our common stock.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management's beliefs, and assumptions made by management. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in "Risk Factors" above and in the documents incorporated by reference. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

              ISSUANCE OF COMMON STOCK TO THE SELLING STOCKHOLDERS

     On April 28, 2000 we entered into a securities purchase agreement with the Royal Canadian Growth Fund, a Canadian mutual fund. Under that agreement, we issued and sold the following securities for total cash consideration of $7.0 million:

     -    a total of 500,000 shares of our common stock; and

     - closing warrants to purchase 125,000 shares of common stock at an exercise price of $17.50 per share.

     In connection with this transaction we issued a warrant to purchase up to 35,000 shares of our common stock to Dlouhy Investments Inc. at an exercise price of $17.50 per share as part of a finder's fee.

     Pursuant to a registration rights agreement we entered into with the Royal Canadian Growth Fund and Dlouhy Investments Inc., we have filed a registration statement, of which this prospectus forms a part, in order to permit the selling stockholders to resell to the public the shares of common stock that they purchased pursuant to the securities purchase agreement and that they acquire upon any exercise of the closing warrants and the finder's warrants. The number of shares that we have registered is based upon the actual number of shares sold to the selling stockholders pursuant to the securities purchase agreement and the maximum number of shares issuable upon any exercise of the closing warrants and the finder's warrants.

                                 USE OF PROCEEDS

     The proceeds from the sale of the common stock will belong to the selling stockholders. We will not receive any proceeds from such sales. We will pay all of the expenses of registration of the shares being offered under this prospectus.

     We will receive the proceeds of any exercises of the closing warrants and finder's warrants. The maximum cash amount that we would receive if the selling shareholders exercise all of these warrants in full for cash is $2,800,000. We would use these proceeds for working capital and general corporate purposes.

                              SELLING STOCKHOLDERS

     The following table sets forth information regarding beneficial ownership of our common stock by the selling stockholders as of May 31, 2000.

     The selling stockholders may sell up to 660,000 shares of our common stock pursuant to this prospectus.

                                                                                                Shares of Common Stock
                                          Number of Shares                                        Beneficially Owned
                                           of Common Stock                  Number of Shares    Following the Offering(3)
                                         Beneficially Owned     % of        of Common Stock   --------------------------
Name                                      Before Offering       Class       Offered Hereby       Number       % of Class
----                                    ------------------      -----       --------------    -----------    -----------
Royal Canadian Growth Fund                  625,000(1)          6.133          625,000(1)          0              *
Dlouhy Investments Inc.                      35,000(2)            *             35,000(2)          0              *

----------

*    Less than 1%.

(1) Includes 500,000 shares held by Royal Canadian Growth Fund as of May 31, 2000 and 125,000 shares subject to currently exercisable warrants.

(2)  Represents 35,000 shares subject to currently exercisable warrants.

(3) Assumes the sale by the selling stockholders of all of the shares of common stock available for resale under this Prospectus.

                              PLAN OF DISTRIBUTION

     The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered hereby on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

     - ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

     - block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     - purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

     - an exchange distribution in accordance with the rules of the applicable exchange;

     -    privately negotiated transactions;

     -    short sales;

     - broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     -    a combination of any such methods of sale; and

     -    any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades. The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares other than ordinary course brokerage arrangements, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

     Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders, or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser, in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We have agreed to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

     Upon notification to us by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

     - the name of each such selling stockholder and of the participating broker-dealer(s);

     -    the number of shares involved;

     -    the price at which such shares were sold;

     - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

     - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

     -    other facts material to the transaction.

In addition, we will file a supplement to this prospectus when a selling stockholder notifies us that a donee or pledgee intends to sell more than 500 shares of our common stock.

     We have advised the selling stockholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934 may apply to their sales of our shares offered by this prospectus.

                                  LEGAL MATTERS

     Latham & Watkins, Costa Mesa, California, will pass on the validity of the issuance of the shares of common stock offered by this prospectus.

                                     EXPERTS

     The consolidated financial statements of the Company incorporated by reference in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report which states that the Company is in the development stage, as described in Note 1 to the consolidated financial statements.

        LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our bylaws provide for indemnification of our directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, and Chicago. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all the shares.

     Our annual report on Form 10-K for the fiscal year ended December 31, 1999;

     Our definitive proxy statement filed pursuant to Section 14 of the Exchange Act in connection with our 2000 Annual Meeting of Stockholders;

     Our current reports on Form 8-K filed April 3, 2000, April 21, 2000 and May 25, 2000;

     Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000; and

     The description of our common stock contained in the Registration of Securities of Certain Successor Issuers filed pursuant to Section 12(g) of the Exchange Act on Form 8-B on June 27, 1997, including any amendment or reports filed for the purpose of updating such description.

     You can request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              NeoTherapeutics, Inc.
                            Attn: Investor Relations
                              157 Technology Drive
                            Irvine, California 92618
                                 (949) 788-6700

     You should rely only on the information contained in this prospectus or any supplement and in the documents incorporated by reference. We have not authorized anyone else to provide you with different information. The selling stockholders will not make an offer of these shares in any state where the offer is not permitted. You should not assume that the information in this prospectus or any supplement or in the documents incorporated by reference is accurate on any date other than the date on the front of those documents.

     This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-_____). That registration statement and the exhibits filed along with the registration statement contain more information about the shares sold by the selling stockholders. Because information about contracts referred to in this prospectus is not always complete, you should read the full contracts which are filed as exhibits to the registration statement. You may read and copy the full registration statement and its exhibits at the SEC's public reference rooms or their web site.

================================================================================

     WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM WHAT IS CONTAINED IN THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM WHAT IS CONTAINED IN THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.





                         660,000 SHARES OF COMMON STOCK

                              NEOTHERAPEUTICS, INC.

                                   PROSPECTUS

                              _______________, 2000




================================================================================

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The following sets forth the costs and expenses, all of which shall be borne by the Registrant, in connection with the offering of the securities pursuant to this Registration Statement:

         Registration Fee                               $   2,170.58
         Accounting Fees and Expenses                   $   5,000.00*
         Legal Fees and Expenses                        $  25,000.00*
         Miscellaneous                                  $   2,829.42
                                                        ------------

         Total                                          $  35,000.00*
                                                        ============

         * Estimated

Item 15. Indemnification of Directors and Officers.

     The bylaws of the Registrant provide for indemnification of the Registrant's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Registrant pursuant to the Registrant's Certificate of Incorporation, bylaws and the Delaware General Corporation Law (the "DGCL"), the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may include a provision which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. The Registrant's Certificate of Incorporation includes such a provision. As a result of this provision, the Registrant and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Item 16. Exhibits.

Exhibits      Description
--------      -----------

   4.1 Securities Purchase Agreement dated as of April 28, 2000, by and between Registrant and Royal Canadian Growth Fund.(1)

   4.2 Registration Rights Agreement dated as of April 28, 2000, by and among Registrant, Royal Canadian Growth Fund and Dlouhy Investments Inc.(1)

   4.3 Warrant issued by Registrant to Royal Canadian Growth Fund, dated as of May 1, 2000.(1)

   4.4 Warrant issued by Registrant to Dlouhy Investments Inc., dated as of May 1, 2000.(1)

   4.5 Letter Agreement dated as of May 1, 2000, by and between Registrant and Royal Canadian Growth Fund.(1)

   5.1        Opinion of Latham & Watkins.

  23.1        Consent of Latham & Watkins (included in Exhibit 5).

  23.2        Consent of Arthur Andersen LLP.

  24.1 Power of Attorney (included on the signature page to this Registration Statement).

(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on May 25, 2000.

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of the securities at that time to be deemed the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on June 6, 2000.

                                     NEOTHERAPEUTICS, INC.


                                     By: /s/ Samuel Gulko
                                         ---------------------------------------
                                             Samuel Gulko
                                             Chief Financial Officer

                                POWER OF ATTORNEY

     We, the undersigned directors and officers of NeoTherapeutics, Inc., do hereby constitute and appoint Alvin J. Glasky, Ph.D. and Samuel Gulko, or either of them, our true and lawful attorneys-in-fact and agents, each with full power to sign for us or any of us in our names and in any and all capacities, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents required in connection therewith, and each of them with full power to do any and all acts and things in our names and in any and all capacities, which such attorneys-in-fact and agents, or either of them, may deem necessary or advisable to enable NeoTherapeutics, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we hereby do ratify and confirm all that the such attorneys-in-fact and agents, or either of them, shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                     Title                                       Date
---------                                     -----                                       ----

/s/ Alvin J. Glasky                           Chief Executive Officer, President and      June 6, 2000
------------------------------------------    Director (principal executive officer)
           Alvin J. Glasky, Ph.D.

/s/ Samuel Gulko                              Chief Financial Officer, Secretary,         June 6, 2000
------------------------------------------    Treasurer and Director (principal
                Samuel Gulko                  financial and accounting officer)

/s/ Mark J. Glasky                            Director                                    June 6, 2000
------------------------------------------
               Mark J. Glasky

/s/ Frank M. Meeks                            Director                                    June 6, 2000
------------------------------------------
               Frank M. Meeks

/s/ Paul H. Silverman                         Director                                    June 6, 2000
------------------------------------------
      Paul H. Silverman, Ph.D., D.Sc.

/s/ Carol O'Cleiracain                        Director                                    June 6, 2000
------------------------------------------
         Carol O'Cleireacain, Ph.D.

/s/ Eric L. Nelson                            Director                                    June 6, 2000
------------------------------------------
           Eric L. Nelson, Ph.D.

/s/ Stephen Runnels                           Director                                    June 6, 2000
------------------------------------------
              Stephen Runnels

/s/ Joseph Rubinfeld                          Director                                    June 6, 2000
------------------------------------------
          Joseph Rubinfeld, Ph.D.

/s/ Armin Kessler                             Director                                    June 6, 2000
------------------------------------------
               Armin Kessler

/s/ Ann Kessler                               Director                                    June 6, 2000
------------------------------------------
                Ann Kessler

                                  EXHIBIT INDEX


Exhibits      Description
--------      -----------

   4.1 Securities Purchase Agreement dated as of April 28, 2000, by and between Registrant and Royal Canadian Growth Fund.(1)

   4.2 Registration Rights Agreement dated as of April 28, 2000, by and among Registrant, Royal Canadian Growth Fund and Dlouhy Investments Inc.(1)

   4.3 Warrant issued by Registrant to Royal Canadian Growth Fund, dated as of May 1, 2000.(1)

   4.4 Warrant issued by Registrant to Dlouhy Investments Inc., dated as of May 1, 2000.(1)

   4.5 Letter Agreement dated as of May 1, 2000, by and between Registrant and Royal Canadian Growth Fund.(1)

   5.1        Opinion of Latham & Watkins.

  23.1        Consent of Latham & Watkins (included in Exhibit 5).

  23.2        Consent of Arthur Andersen LLP.

  24.1 Power of Attorney (included on the signature page to this Registration Statement).

(1) Previously filed with the Commission as an Exhibit to, and incorporated herein by reference from, the Registrant's Current Report on Form 8-K filed with the Commission on May 25, 2000.